Tempur Sealy Elected Two New Directors
–Appointed Meredith Siegfried Madden and Simon Dyer Effective January 1, 2022
–Deepens International and Manufacturing Experience

LEXINGTON, KY, December 16, 2021 – Tempur Sealy International, Inc. (NYSE: TPX, “Tempur Sealy” or “Company”) today announced it has appointed Meredith Siegfried Madden, as an independent director, and Simon Dyer, as a non-independent director, to serve on the Board, effective January 1, 2022. These appointments fill the newly created vacancies as the Board also approved an increase of the size of the Board from 7 to 9 members.

Meredith Siegfried Madden serves as the Chief Executive Officer of The NORDAM Group Inc., a private, family-owned global aerospace manufacturing company since 2011. Mrs. Madden has worked with The NORDAM Group since 1999 and served in a variety of operations and sales positions until her appointment in 2009 as Chief Operating Officer. In 2011, Mrs. Madden was appointed as Chief Executive Officer of The NORDAM Group. Prior to joining The NORDAM Group, Mrs. Madden worked in consulting at Arthur Anderson & Co. from 1996-1999.

Simon Dyer is a Director and Chief Executive Officer of Dyer Holdings Pty Ltd and various affiliated entities (collectively, the “Dyer Group”) that have operated highly successful joint ventures (the “JVs”) with the Company. The JVs are managed by the Dyer Group and are principally engaged in manufacturing, marketing and distribution in China, Asia and the UK of Sealy-branded bedding products. Mr. Dyer joined Dyer Holdings Pty Ltd in 1983, was appointed Chief Executive Officer in 1986 and Chairman in 2008. Under his 35 years of leadership in the mattress and bedding industry Sealy has been established as a major bedding brand in Asia.

“We are delighted to announce the appointment of Mrs. Madden and Mr. Dyer,” commented Scott Thompson, “We believe Mrs. Madden’s and Mr. Dyer’s wealth of experience in leadership, international markets, manufacturing and sales will facilitate our continued long-term growth. We are thrilled to have them join the team.”

About the Company
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.

Our highly recognized brands include Tempur-Pedic, Sealy® featuring Posturepedic® Technology, and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complementary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered wherever and however consumers want to shop.

Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We continue to implement programs consistent with our responsibilities.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com